Exhibit 99

FOR IMMEDIATE RELEASE

MATRIX SERVICE APPOINTS THOMAS E. LONG AS CHIEF FINANCIAL OFFICER

TULSA, OK – April 7, 2008 — Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, announced today that Thomas E. Long will join the company as vice president and chief financial officer in early May 2008. Mr. Long succeeds Les Austin in the post.

Mr. Long will be responsible for providing strategic leadership and management direction for all financial aspects of Matrix Service. He reports to Chief Executive Officer Michael Bradley.

Mr. Bradley said, “With his extensive financial and business background in the energy industry, Tom Long has the understanding and broad experience that will help Matrix Service capitalize on its strong growth opportunities. I have known Tom for some time and am confident that he has the financial acumen and leadership capabilities to be successful at Matrix.”

Mr. Long was most recently vice president and CFO of DCP Midstream Partners, LP, Denver, where he was responsible for all financial aspects of this publicly traded natural gas and natural gas liquids midstream business since its formation in December 2005. From 1998 to 2005, Mr. Long served in several executive positions with subsidiaries of Duke Energy Corp., Charlotte, NC, one of the nation’s largest electric power companies.

During his tenure at Duke Energy, Mr. Long served as vice president and CFO of its publicly owned power company in Ecuador; vice president and treasurer of Duke Energy Field Services, Denver; and executive vice president of National Methanol Company, a Duke Energy Corp. chemical joint-venture in Saudi Arabia.

“This is a great time to be joining Matrix Service. The market dynamics are strong and the company is well positioned to take advantage of current energy conditions,” Long said.

Starting in 1991, Mr. Long held financial management positions at PanEnergy Corp., Houston. He began his career in 1979 at Texas Eastern Corp., Houston.

A CPA, Mr. Long has a B.A. in accounting from Lamar University, Beaumont, TX.

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington, and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Investors and Financial Media:

Trúc Nguyen, Deputy Managing Director

The Global Consulting Group

T: +1-646-284-9418

E: tnguyen@hfgcg.com

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